EXHIBIT 99.3
For Immediate Release: February 23, 2006
OCCIDENTAL REPLACES 191 PERCENT OF 2005 PRODUCTION
     LOS ANGELES — Occidental Petroleum Corporation (NYSE: OXY) announced today that in 2005 the company’s consolidated subsidiaries had proved reserve additions from all sources of 380 million barrels of oil equivalent (BOE) compared to production of 199 million BOE, for a production replacement rate of 191 percent. Occidental incurred $4.37 billion in costs for oil and gas property acquisitions and exploration and development activities. At the end of 2005, Occidental’s consolidated reserves-to-production ratio, assuming production remained at the 2005 level, was 13.4 years.
     At year-end 2005, Occidental’s worldwide proved reserves, on a consolidated basis, totaled 2.66 billion BOE compared to 2.49 billion BOE at the end of 2004. Following the closing of the acquisition of Vintage Petroleum in January 2006, consolidated pro-forma proved reserves, excluding 72 million BOE of Vintage reserves held for sale, were 3.01 billion BOE.
     The breakdown by category of the 2005 consolidated proved reserve additions shows improved recovery added 139 million BOE (37%), extensions and discoveries added 123 million BOE (32%), revisions to previous estimates reduced 21 million BOE (-6%), and acquisitions added 139 million BOE (37%).
     For the three-year period, 2003-2005, Occidental’s consolidated reserve additions totaled 997 million BOE, and total production equaled 587 million BOE, for a reserve replacement rate of 170 percent. Over the three years, Occidental incurred $7.73 billion in costs for property acquisitions and exploration and development activities.
     Occidental also had investments in other interests that recorded 10 million BOE of proved reserve additions in 2005 compared to production of 8 million BOE. These investment interests accounted for 45 million BOE of proved reserves at year-end 2005, compared to 43 million BOE at the end of 2004.
     During 2003-2005, proved reserve additions from the other interests were 30 million BOE, and production totaled 27 million BOE. During this three-year period, the costs incurred for these investment interests for property acquisitions and exploration and development activities totaled $20 million.

Forward-Looking Statements
     Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher than expected costs; political risks; changes in tax rates; unrealized acquisition benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this release, such as probable, possible and recoverable reserves, pro-forma reserves and oil in place, that the SEC’s guidelines strictly prohibit us from using in filings with the SEC. Additionally, the SEC requires oil and natural gas companies, in their filings, to disclose non-financial statistical information about their consolidated entities separately from such information about their equity holdings and not to show combined totals. Certain information in this release is given on a combined basis; however, the information is disclosed separately in this release. U.S investors are urged to consider carefully the disclosure in our Form 10-K, available through 1-888-699-7383 or at www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
-0-

Contacts:	Lawrence P. Meriage (media) 310-443-6562 Kenneth J. Huffman (investors) 212-603-8183

OIL AND GAS RESERVES
The following table sets forth Occidental’s net interests in quantities of proved developed and undeveloped reserves of crude oil, condensate and natural gas, and changes in such quantities. Crude oil reserves (in millions of barrels) include condensate. Natural gas volumes (in billion cubic feet) have been converted to barrels of oil equivalent (BOE) based on energy content of 6,000 cubic feet of gas to one barrel of oil.

	Consolidated			Other
	Subsidiaries			Interests
(million BOE)	Oil	Gas	BOE	Oil	Gas	BOE
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2002	1,928	2,049	2,269	42	—	42
Revisions of previous estimates	(1)	44	6	6	—	6
Improved recovery	85	70	97	4	9	6
Extensions and discoveries	41	597	141	6	—	6
Purchases of proved reserves	98	55	107	—	—	—
Sales of proved reserves	(8)	(9)	(9)	—	—	—
Production (a)	(153)	(221)	(190)	(10)	—	(10)

Balance at December 31, 2003	1,990	2,585	2,421	48	9	50
Revisions of previous estimates	5	241	45	5	(9)	3
Improved recovery	88	185	120	1	—	1
Extensions and discoveries	30	191	61	2	—	2
Purchases of proved reserves	39	7	40	(4)	—	(4)
Sales of proved reserves	—	(1)	—	—	—	—
Production	(159)	(233)	(198)	(9)	—	(9)

Balance at December 31, 2004	1,993	2,975	2,489	43	—	43
Revisions of previous estimates	(26)	30	(21)	8		9
Improved recovery	117	131	139	—	—	—
Extensions and discoveries	52	427	123	1	—	1
Purchases of proved reserves	112	164	139	—	—	—
Sales of proved reserves	(8)	(3)	(8)	—	—	—
Production	(158)	(246)	(199)	(7)	(6)	(8)

Balance at December 31, 2005	2,082	3,478	2,662	45	—	45

PROVED DEVELOPED RESERVES						(b )
December 31, 2002	1,508	1,740	1,798	34	—	34

December 31, 2003	1,616	1,803	1,917	35	9	37

December 31, 2004	1,625	1,839	1,932	37	—	37

December 31, 2005	1,624	1,999	1,957	37	—	37

(a)	Production excludes 12.7 bcf subject to volumetric production payments for 2003.

(b)	Approximately 1 percent of the proved developed oil reserves and approximately 2 percent of the proved developed gas reserves at December 31, 2005 are non-producing. Plans are to begin producing these reserves in 2006.

COSTS INCURRED
Occidental’s 2005, 2004 and 2003 costs incurred in oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, were as follows:

	Consolidated	Other
(in millions)	Subsidiaries	Interests (b)
FOR THE YEAR ENDED DECEMBER 31, 2005
Property Acquisition Costs
Proved Properties	$1,782	$—
Unproved Properties	398	—
Exploration Costs	257	(2)
Development Costs	1,932	15

Costs Incurred (a,b)	$4,369	$13

FOR THE YEAR ENDED DECEMBER 31, 2004
Property Acquisition Costs
Proved Properties	$158	$(12)
Unproved Properties	8	—
Exploration Costs	158	—
Development Costs	1,463	10

Costs Incurred (a,b)	$1,787	$(2)

FOR THE YEAR ENDED DECEMBER 31, 2003
Property Acquisition Costs
Proved Properties	$364	$—
Unproved Properties	4	—
Exploration Costs	98	(1)
Development Costs	1,109	10

Costs Incurred (a,b)	$1,575	$9

(a)	Excludes capitalized CO2 of $59 million in 2005, $54 million in 2004 and $48 million in 2003.

(b)	Includes equity investees’ costs in Russia and Yemen, partially offset by minority interests in a Colombian affiliate.

PROVED RESERVE ADDITIONS
Revisions of Previous Estimates
In 2005, Occidental had net negative revisions of its proved reserves of 26 million BOE due to changes in price. The decrease was mainly due to negative revisions of 52 million BOE from the Dolphin Project, Qatar, Oman and Yemen where reserve amounts decrease when prices rise. These revisions were partially offset by positive revisions at domestic operations in Elk Hills and the Permian Basin. If oil prices increase, less oil volume is required to recover costs, and production sharing contracts would reduce Occidental’s share of proved reserves. Oil price changes would also tend to affect the economic lives of proved reserves from other contracts, in a manner partially offsetting the PSC reserve volume changes.
Improved Recovery
In 2005, Occidental added reserves of 139 million BOE through improved recovery, mainly in the Permian Basin, Elk Hills field, and Long Beach in the United States and also in Qatar. In an effort to partially mitigate the decline in oil and gas production from the Elk Hills field, Occidental has successfully implemented an infill drilling program. The Elk Hills operations employ both gas flood and water flood techniques. In the Permian Basin, the increased reserves were primarily attributable to enhanced recovery techniques, such as drilling additional CO2 flood and water flood wells.
Extensions and Discoveries
Occidental obtains reserve additions from extensions which are dependent on successful exploitation programs. In 2005, Occidental added reserves of 123 million BOE, with 23 million BOE in the United States and 91 million BOE in the Middle East. In western Colorado, Occidental added approximately 9 million BOE from the extension of gas reserves to proved locations, most of which will require additional development capital.
Purchases of Proved Reserves
In 2005, Occidental purchased reserves of 139 million BOE, of which 135 million BOE are in the United States. The reserve additions in the United States were from various acquisitions, primarily in the Permian Basin, of which 71 percent were proved developed reserves. Occidental continues to add reserves through acquisitions when properties are available at reasonable prices.
PROVED UNDEVELOPED RESERVES
In 2005, Occidental’s proved undeveloped reserves increased by 148 million BOE. This net increase resulted from improved recovery, extensions, discoveries and purchases, primarily in the Elk Hills field, in the Permian Basin, in western Colorado and in the Dolphin Project. The Dolphin project was 63 percent of the 2005 increase, and the projected start-up for Dolphin production is late 2006. These proved undeveloped additions were partially offset by reserve transfers to the proved developed category as a result of 2005 development programs.

5